CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees of
   HSBC Investor LifeLine Funds:

We consent to the incorporation by reference of our report dated December 22, 2006 in this Form N-14, relating to the financial statements and financial highlights of the HSBC Investor Conservative Income Strategy Fund and HSBC Investor Conservative Growth Strategy Fund.


/s/ KPMG LLP

Columbus, Ohio
June 27, 2007